Exhibit 10.1

Convertible Debenture

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Original Issue Date: December 15, 2019

No. 1: $500,000

10% 60-DAY BRIDGE CONVERTIBLE DEBENTURE

This 10% 60-Day BRIDGE Convertible Debenture (this "Debenture") is a duly authorized and issued 10% 60-Day BRIDGE Convertible Debenture of REGO Payment Architectures Inc., a Delaware corporation having its principal executive offices located at 325 Sentry Parkway, Suite 200, Blue Bell, PA 18327 and its place of business located at Gridley Road, Suite K, Cerritos, CA 90703 (the "Company") for the principal amount of FIVE-HUNDRED THOUSANDS DOLLARS AND NO CENTS ($500,000) less the Debenture Legal Fee Preparation Cost (as defined below).

FOR VALUE RECEIVED, the Company hereby promises to pay to Nehemiah Partners I, LP , a limited partnership organized in the State of New York and having its principal place of business located in New York, New York, or its registered assigns (the "Holder"), the principal and interest sum of $550,000 on February 15, 2020 (the "Maturity Date"), and to pay interest to the Holder on the then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: the following terms shall have the following meanings:

"Bankruptcy Event" means any of the following events: (a) the Company or any Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; or (h) an application for the appointment of a receiver or liquidator for the Company or any of its material assets.

"Capital Lease" means any lease of property (real, personal or mixed) which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

"Debenture Legal Fee Preparation Cost" shall mean $10,000 for due diligence and legal preparation.

“Deemed Liquidation Event” shall have the same definition as set forth in Section 4 of the Company’s Certificate of Designation of Preferences, Rights, and Limitations of Series C Cumulative Convertible Preferred Stock.

"Event of Default" shall have the meaning set forth in Section 6.

"GAAP" means generally accepted accounting principles.

"Interest Expense" means, with respect to any Person and for any period (without duplication), all interest on that Person's Debt, whether paid in cash or accrued as a liability and payable in cash during any subsequent period (including, without limitation, the interest component of Capital Leases), as determined by GAAP.

"Late Fees" shall have the meaning set forth in the second paragraph to this Debenture.

"Liabilities" mean all liabilities, obligations and indebtedness of any and every kind and nature (including, without limitation, lease obligations, accrued interest, charges, expenses, attorneys' fees and other sums) chargeable to the Company and made to or for the benefit of the Company, whether arising under this Debenture or arising under the any of the Transaction Documents, whether heretofore, now or hereafter owing, arising, due or payable from Company to the Holder and however evidenced, credited, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, including obligation of performance.

"Original Issue Date" shall mean the date of the first issuance of this Debenture regardless of the number of transfers of this or any portion of this Debenture and regardless of the number of instruments which may be issued to evidence such Debenture or Debentures.

“Series C Preferred Stock” means the Company’s Series C Cumulative Convertible Preferred Stock.

Section 2. Interest.

a)	Payment of Interest in Cash. The Company shall pay interest, in cash, to the Holder on the then outstanding principal amount of this Debenture at the rate of 10%, payable in cash via wire transfer or by automated bank transfer in immediately available and freely transferable funds (as requested by Holder), on the Maturity Date or such earlier or later time when this Debenture is paid or prepaid in full (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an "Interest Payment Date"), subject to the conversion rights of Holder as stated herein.
b)	Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 12% per annum (or such lower maximum amount of interest permitted to be charged under applicable law or regulation) ("Late Fee") which will accrue daily, from the date such interest is due hereunder through and including the date of payment.
c)	Prepayment. The Company may prepay all or any portion of the then outstanding principal amount of this Debenture without any prepayment premium or discount by providing Holder not less than 10 days prior written notice, such outstanding principal balance remaining subject to Holder's conversion rights hereunder until the actual prepayment is made following such notice period.

Section 3. Conversion Right; Adjustments. The Holder of this Debenture shall have the right, at Holder's option, immediately following the Original Issue Date, to convert all, or, in multiples of $10,000, any part of this Debenture into the Company’s 4% Secured Convertible Note convertible into Series C Cumulative Convertible Preferred Stock (the “Secured C 7X Note”). The Holder of this Debenture may exercise the conversion right by giving written notice (a "Conversion Notice") to the Company of the exercise of such right and stating the name or names in which the Secured C 7X Note are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by this Debenture. The number of Secured C 7X Note that shall be issuable upon conversion of the Debenture shall equal to the then outstanding principal amount of this Debenture (or some fraction of the outstanding principle in multiples of $10,000 of this Debenture an amount to be determined by the Holder) plus all accrued and unpaid interest due and payable on the Debenture (or such fractional amount) on the Conversion Date (defined below) or a portion thereof (in the discretion of the Holder) on the date the Conversion Notice is given. Conversion shall be deemed to have been effected on the date the Conversion Notice is delivered to the Company (each, a "Conversion Date"). Within 10 business days after a Conversion Date, the Company shall issue and deliver by hand against a signed receipt therefor or by reputable overnight delivery carrier to the address designated in the Conversion Notice, a debenture from the Company representing the number of Secured C 7X Notes to which Holder is entitled. If the debenture reflecting the Secured C 7X Notes are not delivered within 10 business days after a Conversion Date, the Company shall pay and/or grant to Holder 0.1% (on a Fully Diluted Basis) of the Company's Secured C 7X Note per day until such notes are delivered.

Section 4. Registration of Transfers and Exchanges.

a) Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations including without limitation the Secured C 7X Note as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

b) Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder and may be transferred or exchanged only in compliance with applicable federal and state securities laws and regulations.

c) Reliance on Debenture Register. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5 Further Agreements.

a) Common Stock Warrant Grant. Upon the execution of this Debenture, the Company agrees to issue in the name of the Holder 350,000 of the Company’s common stock warrant with cashless exercise price at $0.90 per warrant.

b) Holder’s Option to Increase Financing. The Company grants the Holder an option to purchase up to $10,000,000 in additional debentures which grant the Holder the right to convert such debentures into special cashless warrants that pay, upon a Deemed Liquidation Event, an amount per share equal to 600% of the exercise price, which is $0.90, of the warrants. Such option will expire 24 months after this Debenture has been paid or converted.

c) As additional consideration for this Debenture, the Company agrees to share with the Holder fifty percent (50%) of the Company’s revenue received from the Norwegian joint-venture (“Joint-Venture Consideration”) until such Joint-Venture Consideration equals $500,000 in aggregate. Holder may, at Holder’s option, convert such Joint-Venture Consideration as provided in Section 3 provided the Series C Preferred Stock terms have not expired.

d) As additional consideration for this Debenture, the Company agrees to grant the Holder a right to purchase for $3,000,000 fifteen percent (15%) interest in the revenues of the Scandinavian joint-venture, which includes DNB ASA, SpareBank 1 Gruppen AS or related entity (the “Scandinavian Option”) and such Scandinavian Option shall expire 3 years from the Original Issue Date of this Debenture.

Section 6. Affirmative Covenants. So long as any portion of this Debenture is outstanding and unless the Holder otherwise consents in writing, which consent may be withheld in the sole discretion of the Holder, the Company will:

a) Taxes and Liens. Promptly pay, or cause to be paid, all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon the income or profits of the Company, or upon any property, real, personal or mixed, belonging to the Company, or upon any part thereof, and also any lawful claims for labor, material and supplies which if unpaid, might become a lien or charge against any such property; provided, however, the Company shall not be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be actively contested in good faith by proper proceedings; but, provided further that any such tax, assessment, charge, levy or claim shall be paid or bonded in a manner satisfactory to the Holder upon the commencement of proceedings to foreclose any lien securing the same.

b) Business and Existence. Do or cause to be done all things necessary to preserve and to keep in full force and effect any licenses necessary to the business of the Company, its corporate existence and rights of its franchises, trade names, trademarks, and permits which are reasonably necessary for the continuance of its business; and continue to engage principally in the business currently operated by the Company.

c) Insurance and Properties. Keep its business and properties insured at all times with responsible insurance companies and carry such types and amounts of insurance as are required by all federal, state and local governments in the areas which the Company does business and as are usually carried by entities engaged in the same or similar business similarly situated. In addition, the Company shall maintain in full force and effect policies of liability insurance in amounts at least equal to that currently in effect.

d) Maintain Property and Assets. Maintain its property and assets in good order and repair and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management, and maintain annually adequate reserves for maintenance thereof.

e) True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set aside on its books such reserves as may be required by GAAP, consistently applied, with respect to all taxes, assessments, charges, levies and claims referred to in (a) above, and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

f) Right of Inspection. Permit any person designated by the Holder, at the Holder's expense, to visit and inspect any of the properties, books and financial reports of the Company, all at such reasonable times upon three (3) Business Days prior notice to Company, and as often as the Holder may reasonably request, provided the Holder does not unreasonably interfere with the daily operations of the Company.

g) Observance of Laws. Conform to and duly observe all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business except those that would not cause a Material Adverse Effect, as determined in the reasonable discretion of the Holder.

h) Company's Knowledge of Default. Upon an officer or director of the Company obtaining knowledge of, or threat of, an Event of Default hereunder, cause such officer to promptly, within no more than five (5) Business Days, deliver to the Holder notice thereof specifying the nature thereof, the period of existence thereof, and what action the Company has taken and/or proposes to take with respect thereto.

i) Notice of Proceedings. Upon an officer or director of the Company obtaining knowledge of any material litigation, dispute or proceedings being instituted or threatened against the Company, or any attachment, levy, execution or other process being instituted against any assets of the Company, cause such officer to promptly, within no more than five (5) Business Days, give the Holder written notice of such litigation, dispute, proceeding, levy, execution or other process.

j) Payment of Holder's Expenses. If at any time or times hereafter, Holder employs counsel in connection with the execution and consummation of the transactions contemplated by this Debenture or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleading, or to take any action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to this Debenture or any other Transaction Document, or any other agreement, guaranty, note, instrument or document heretofore, now or at any time or times hereafter executed by the Company and delivered to Holder, or to enforce any rights of Holder hereunder whether before or after the occurrence of any Event of Default, or to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, shall be part of the Liabilities, payable on demand.

k) Financial Reporting. Upon demand, the Company shall provide to Holder audited annual financial statements, audited by its independent certified public accounting firm. Said financial statements shall be prepared in accordance with GAAP, consistently applied, and shall be delivered to Holder within ninety (90) days after the close of the Company's fiscal year. The Company shall provide to Holder unaudited quarterly financial statements (including period to date and year to date actual to prior periods), both presented in accordance with GAAP, consistently applied (subject to such exceptions for interim financials as may be noted by the Company thereon), and shall be delivered to Holder within forty-five (45) days after the close each fiscal quarter of the Company.

l) Corporate Power. The Company has the corporate power and authority to execute and deliver this Debenture to which it is a signatory.

Section 7. Events of Default.

a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of any Debenture, or (B) interest (including Late Fees) on, or liquidated damages in respect of, any Debenture, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which is not cured within 10 Business Days;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture or any of the other security of the Company which failure is not cured, if possible to cure, within the earlier to occur of (A) 10 Business Days after notice of such default sent by the Holder or by any other Holder and (B) 10 Business Days after the Company shall become or should have become aware of such failure;

iii. a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under any other material agreement, lease, document or instrument to which the Company or any Subsidiary is bound and not cured;

iv. any representation or warranty made herein, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Holder or any other holder of Debentures shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v. there shall have occurred a Bankruptcy Event;

vi. the Company or any Subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $25,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

vii. the Company shall fail to have available a sufficient number of authorized and unreserved shares of Series C Preferred Stock, common stock or other class of stock to issue to such Holder upon exercise of the Holder’s Conversion Rights under Section 3.

b) Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder's election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture while such Event of Default is continuing shall accrue at the rate of 10 % per quarter, or such lower maximum amount of interest permitted to be charged under applicable law or regulation. All Debentures for which the full principal amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Debenture holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by email, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, Attn: Chief Financial Officer or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing herein, or such other address or facsimile number as such Holder may specify in accordance with this Section. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email specified in this Section prior to 5:30 p.m. (Eastern Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via email specified in this Section later than 5:30 p.m. (Eastwern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

c) Security Interest. This Debenture is a direct debt obligation of the Company and, pursuant to the Security Documents, is secured by a first priority security interest in all of the assets of the Company and certain other collateral for the benefit of the Holders.

d) Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof, except to the extent that the General Corporation Law of the State of Delaware governs the affairs and operation of the Company. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, State of New York (the Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

g) Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

j) Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Documents. Notwithstanding any provision to the contrary contained in any Transaction Documents, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the Maximum Rate, and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date of such increase or decrease forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness, if any, evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser's election in the event any principal amount remains outstanding.

k) Amendment. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties hereto.

[Signature Page Below]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

COMPANY
Rego Payment Architectures, Inc.

Print Name: Scott McPherson

Title: Chief Financial Officer